Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 19, 2004 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ:CHRW), today reported financial results for the three months and nine months ended September 30, 2004.

For the third quarter, gross profits increased 26.8 percent to $172.2 million in 2004 from $135.8 million in 2003. Income from operations increased 35.9 percent to $61.0 million in the third quarter of 2004 from $44.9 million in the third quarter of 2003. Net income increased 37.3 percent to $37.3 million in the third quarter of 2004 from $27.2 million in the third quarter of 2003. Diluted net income per share increased 34.4 percent to $0.43 per share in the third quarter of 2004 from $0.32 per share in the third quarter of 2003.

For the nine months ended September 30, 2004, gross profits increased 18.5 percent to $479.8 million from $404.9 million in 2003. Income from operations increased 23.0 percent to $160.7 million from $130.6 million in 2003. Net income increased 24.0 percent to $98.7 million from $79.6 million in 2003. Diluted net income per share increased 22.6 percent to $1.14 per share from $0.93 per share in 2003.

“Our ability to be flexible and adapt quickly to changes in the freight environment was pivotal to our strong results this quarter,” said John P. Wiehoff, chief executive officer of C.H. Robinson. “We’re seeing a period of significant volatility in the transportation marketplace, driven by factors such as rapid swings in supply and demand, rising fuel prices, truck capacity shortages, uncertainty in the economy, and globalization of supply chains. The fact that we can react rapidly to meet the needs of our customers is becoming more and more important, and we’re proud of our people’s ability to do that so effectively. We believe these conditions in the marketplace underscore the advantages of our services and of our flexible business model.”

Wiehoff continued, “We’ll continue to work through these periods of volatility while remaining focused on our long term strategy. We’re happy with this quarter’s exceptional results. We will continue to prepare ourselves for changing environments, with a long-term growth goal of fifteen percent.”

For the third quarter, total Transportation gross profits increased 30.2 percent to $150.1 million in 2004 from $115.4 million in 2003. Consistent with historical patterns, the tight capacity market created additional business for us. Our Transportation gross profit margin decreased slightly from the third quarter of 2003.

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C.H. Robinson Worldwide, Inc.

October 19, 2004

The increase in our truck transportation gross profits of 32.1 percent in the third quarter of 2004 was driven by volume growth in both truckload and less-than-truckload transactions and a slight increase in gross profit margin.

Our intermodal gross profits decline of 9.8 percent in the third quarter of 2004 resulted from a decrease in margin per load, offset by an increase in volumes. Our margin per load was impacted by increased rail prices, service changes, and tighter capacity. These changes also drove higher-margin transactional business back to truck service.

Our international ocean gross profits increased 34.5 percent this quarter compared to the third quarter of 2003.Several of our large international customers experienced significant increases in their ocean freight volumes in the third quarter of 2004.

Our air gross profits, which are primarily international, increased 100.9 percent this quarter compared to the third quarter of 2003. The significant growth in our air gross profits was primarily due to increased volumes with several large international customers.

Miscellaneous transportation gross profits consist of customs brokerage fees, transportation management fees, warehouse and cross-dock services, and other miscellaneous transportation related services. The increase of 40.1 percent in the third quarter was driven by an increase in volumes of transportation management fees and customs brokerage fees.

For the third quarter, Sourcing gross profits increased 4.2 percent to $13.5 million in 2004 from $13.0 million in 2003. Our Sourcing gross profit margin increased compared to the third quarter of 2003. Volatile market conditions and our ability to hire refrigerated capacity enabled us to gain additional higher-margin transactional business. This also had a positive impact on our Transportation gross profits since the transportation portion of these transactions is recorded as Transportation.

For the third quarter, Information Services gross profits increased 13.4 percent to $8.5 million in 2004 from $7.5 million in 2003, primarily due to transaction growth.

For the quarter, personnel expense as a percentage of gross profits decreased to 49.9 percent in 2004 from 50.9 percent in 2003. Average gross profits per employee, a key measure of productivity, increased 7.1 percent in 2004 compared to 2003.

For the quarter, selling, general, and administrative expenses increased 15.8 percent to $25.2 million in 2004 from $21.8 million in 2003. Operating expenses as a percentage of gross profits decreased for the third quarter of 2004 to 14.6 percent compared to 16.0 percent in 2003. During the third quarter of 2004, we received a reimbursement from our property insurance carrier for computer equipment damaged in one of our data centers. This insurance reimbursement resulted in a reduction of selling, general, and administrative expenses of $1.2 million. Excluding the insurance reimbursement, selling, general, and administrative expenses increased 21.3 percent to

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C.H. Robinson Worldwide, Inc.

October 19, 2004

$26.4 million and were 15.3 percent of gross profits during the third quarter of 2004. While many of our expenses are variable, we gain leverage in periods of growth.

We continued to invest in working capital during the third quarter of 2004. Our accounts receivable has increased proportionately with our gross revenues, but our accounts payable has not increased at the same rate. The primary reason for the slow growth in our accounts payable is the growth in our Quick Pay program that allows carriers to receive payment within 48 hours in exchange for granting us a discount. The Quick Pay program resulted in cash usage of approximately $29 million for the nine months ended September 30, 2004.

During the nine months ended September 30, 2004, we spent $13.1 million related to our previously disclosed investments in office space in Chicago and Eden Prairie. We expect to spend approximately $13 million more in 2004 and the first quarter of 2005 related to these projects. The total amount is greater than our original estimate, primarily due to changes in our Chicago office plans.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving 16,000 customers through a network of 170 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America through contracts with more than 25,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; the impact of new Hours of Service regulations adopted by the United States Department of Transportation Federal Motor Carrier Safety Administration; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risk and uncertainties detailed under “Cautionary Statement” in Exhibit 99.1 to C.H. Robinson’s Annual Report on Form 10-K filed on March 15, 2004.

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C.H. Robinson Worldwide, Inc.

October 19, 2004

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2004 Earnings Conference Call

Wednesday, October 20, 2004; 10:00 a.m. Eastern time

Live webcast available through Investor Relations at www.chrobinson.com

Telephone access: 800-240-7305

Webcast replay available through November 4, 2004: Investor Relations at www.chrobinson.com

Telephone audio replay available through October 22, 2004: 800-405-2236; passcode: 11010976#

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C.H. Robinson Worldwide, Inc.

October 19, 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003(1)	2004	2003(1)
Gross revenues:
Transportation	$943,256	$720,571	$2,587,383	$2,085,347
Sourcing	172,026	191,249	535,513	563,865
Information Services	8,524	7,518	24,621	22,076

Total gross revenues	1,123,806	919,338	3,147,517	2,671,288

Gross profits:
Transportation
Truck	131,248	99,384	360,084	298,600
Intermodal	7,083	7,851	21,919	20,452
Ocean	5,806	4,317	15,275	14,164
Air	2,284	1,137	6,412	2,964
Miscellaneous	3,727	2,661	10,514	8,120

Total transportation	150,148	115,350	414,204	344,300
Sourcing	13,501	12,953	40,987	38,561
Information Services	8,524	7,518	24,621	22,076

Total gross profits	172,173	135,821	479,812	404,937

Operating costs and expenses:
Personnel expenses	85,978	69,178	244,777	207,999
Selling, general and administrative expenses	25,184	21,755	74,336	66,293

Total operating costs and expenses	111,162	90,933	319,113	274,292

Income from operations	61,011	44,888	160,699	130,645
Investment and other income:
Interest income and other	637	283	1,981	1,494
Nonqualified deferred compensation investment gain (loss)	(80)	61	(49)	244

Investment and other income	557	344	1,932	1,738

Income before provision for income
Taxes	61,568	45,232	162,631	132,383
Provision for income taxes	24,219	18,020	63,932	52,810

Net income	$37,349	$27,212	$98,699	$79,573

Net income per share (basic)	$0.44	$0.32	$1.17	$0.94
Net income per share (diluted)	$0.43	$0.32	$1.14	$0.93
Weighted average shares outstanding (basic)	84,616	84,401	84,638	84,375
Weighted average shares outstanding (diluted)	86,548	86,228	86,508	85,993

(1)	The three months and nine months ended September 30, 2003 results have been restated for retroactive adoption of the fair value recognition provisions of SFAS 123, Accounting for Stock Based Compensation.

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C.H. Robinson Worldwide, Inc.

October 19, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	September 30, 2004	December 31, 2003(1)
Assets
Current assets:
Cash and cash equivalents	$187,625	$198,513
Available-for-sale securities	46,111	45,736
Receivables	548,459	457,455
Other current assets	14,145	15,625

Total current assets	796,340	717,329
Net property and equipment	41,736	25,625
Intangible and other assets	174,003	165,195

	$1,012,079	$908,149

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable	$336,511	$311,927
Accrued compensation	47,903	46,582
Other accrued expenses	28,214	22,692

Total current liabilities	412,628	381,201
Long term liabilities:
Deferred tax liability	6,125	5,598
Nonqualified deferred compensation obligation	2,643	2,603
Total long term liabilities	8,768	8,201

Total liabilities	421,396	389,402
Total stockholders’ investment	590,683	518,747

	$1,012,079	$908,149

(1)	December 31, 2003 balance sheet has been restated for retroactive adoption of the fair value recognition provisions of SFAS 123.

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C.H. Robinson Worldwide, Inc.

October 19, 2004

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands, except operational data)

	Nine months ended September 30,
	2004	2003(1)
Operating activities:
Net income	$98,699	$79,573
Depreciation and amortization	8,461	8,142
Other non-cash expenses	20,916	15,517
Net changes in operating elements	(65,694)	(28,098)

Net cash provided by operating activities	62,381	75,134
Investing activities:
Net property additions	(22,575)	(4,291)
Insurance proceeds	1,590	—
Cash paid for acquisitions	(9,112)	(500)
Net purchases of investments	(381)	(403)
Other assets, net	(1,050)	(1,732)

Net cash used for investing activities	(31,528)	(6,926)
Financing activities:
Net repurchases of common stock	(10,093)	(3,242)
Cash dividends	(30,648)	(20,277)

Net cash used for financing activities	(40,741)	(23,519)
Effect of exchange rates on cash	(1,000)	1,213

Net increase (decrease) in cash and cash equivalents	(10,888)	45,902
Cash and cash equivalents, beginning of period	198,513	132,999

Cash and cash equivalents, end of period	$187,625	$178,901

(1)	September 30, 2003 cash flow statement has been restated for retroactive adoption of the fair value recognition provisions of SFAS 123.

	As of September 30,
Operational Data:	2004	2003
Employees	4,671	4,044
Branches	170	151

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